Exhibit 10.30

EXECUTIVE DEFERRED COMPENSATION PLAN

FOR ALLEGRO MICROSYSTEMS, LLC

As Amended and Restated as of September 15, 2015

EXECUTIVE DEFERRED COMPENSATION PLAN

FOR ALLEGRO MICROSYSTEMS, LLC

INTRODUCTION

This Executive Deferred Compensation Plan of Allegro MicroSystems, LLC (the “Plan”) was authorized by Allegro MicroSystems, LLC (the “Company”) to be applicable effective on and after April 1, 1995.

Since its initial effective date, the Plan has been amended as follows:

•	By restatement effective as of January 1, 2008, to comply with the provisions of Section 409A of the Internal Revenue Code.

•	By amendment effective as of August 1, 2009, to cease contributions and to pay out certain benefits, as permitted by the terms of the Plan and of Section 409A of the Internal Revenue Code.

•	By restatement effective as of January 1, 2011, to again permit amounts to be deferred under the Plan and to make certain other changes desired by the Company.

•

By restatement effective as of January 1, 2013, to provide that elections must be made for each Plan Year or Performance Period, to limit the amounts that may be deferred from Base Salary to 50%, to permit deferrals to a specified date that may be prior to termination of employment, and make certain other administrative changes in connection with transfer of the Plan’s administration to a third party administrator and the addition of daily valuation of accounts.

•

By restatement effective as of September 15, 2015, to allow additional forms of payment, provide for immediate vesting of Company contributions credited to a Member’s account, allow deferrals to be made in dollar amounts in addition to percentages, reflect the Company’s transition to an LLC, to allow Members to defer up to 90% of Base Salary and make other clarifying changes.

The Plan is now amended and restated, effective as of September 15, 2015 (except as otherwise noted), to allow installment payment elections regardless of account balance, permit payment as soon as administratively feasible but up to 90 days following a payment event, provide for payments upon termination date anniversaries rather than successive Februarys following termination of employment and clarify that participants are required to make a payment election triggered by their separation date but permitted to also elect a fixed payment date that may occur prior to separation.

The Plan is intended to promote extraordinary contributions by eligible executives towards the success of the Company by providing such executives with an opportunity to defer a portion of compensation they may receive as base salary or as a bonus under a bonus program maintained by the Company and to restore Safe Harbor Company Matching Contributions lost under the Allegro MicroSystems, LLC Employees’ Retirement Savings Plan because of the application of the limitation on compensation imposed by Code Section 401 (a)(17) or by reason of the deferral of an eligible executive’s base salary or bonus under this Plan.

The Plan is unfunded and is maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly-compensated employees.

The Plan reads as hereinafter set forth.

DEFERRED COMPENSATION PLAN

FOR ALLEGRO MICROSYSTEMS LLC

ARTICLE 1. DEFINITIONS

1.01

“Administrative Committee” shall mean the committee which administers the Plan. The members of the Plan’s Administrative Committee shall be those persons appointed by the President of Allegro MicroSystems, LLC to administer the Plan.

1.02

“Affiliated Company” shall mean any company that is a member of a controlled group of corporations (as defined in Code Section 414(b) that also includes as a member the Company; any trade or business under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o), whether or not such company, corporation or business participates in the Plan.

1.03

“Base Salary” shall mean the Member’s annual fixed compensation that is paid periodically during the year, determined prior to any pre-tax contributions under a “qualified cash or deferred arrangement” (as defined under Code Section 401(k) and its applicable regulations), a “cafeteria plan” (as defined under Code Section 125 and its applicable regulations), a qualified transportation fringe arrangement (as defined in Code Section 132(f)), and any deferrals under Article 3.

1.04	“Beneficiary” shall mean the beneficiary designated by a Member pursuant to Section 6.08.

1.05

“Bonus” shall mean any amount payable pursuant to a plan identified as a bonus plan, including but not limited to the Allegro MicroSystems, LLC Annual Incentive Plan and the Allegro MicroSystems, LLC Long-Term Cash Incentive Plan.

1.06	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.07

“Company” shall mean Allegro MicroSystems, LLC and any successor thereto, with respect to its employees, and any Affiliated Company authorized by the Manager to participate in the Plan with respect to its employees.

1.08

“Company Account” shall mean the bookkeeping account maintained for each Member to record the amount of Company contributions credited to the Member in accordance with Article 4, as adjusted pursuant to Article 5. References to a Member’s “Account” or “Accounts” shall mean the Member’s Company Account and Deferral Account, collectively.

1.09

“Deferral Account” shall mean the bookkeeping account (or accounts) maintained for each Member to record the amount of Base Salary and/or Bonus such Member has elected to defer in accordance with Article 3, as adjusted pursuant to Article 5. The Administrative Committee may establish such sub-accounts within a Member’s Deferral Account as it deems necessary to implement the provisions of the Plan. A Member’s “Account” shall mean the Member’s Company Account and Deferral Account, collectively.

1.10

“Deferral Agreement” shall mean the completed agreement, including any amendments, attachments and appendices thereto, in such form determined by the Administrative Committee, between an Eligible Employee and the Company, under which the Eligible Employee agrees to defer Base Salary and/or Bonus under the Plan.

1.11	“Effective Date” shall mean April 1, 1995 with respect to the establishment of the Plan. The Effective Date of this restated Plan is September 15, 2015.

1.12

“Eligible Employee” shall mean an employee of the Company who is (i) a manager of the Company (as defined by the Company in personnel policies, employment agreements or the like) or other, similar member of the Company’s management team and (ii) designated by the Company’s Compensation Committee as eligible to participate in this Plan.

1.13	“Fiscal Year” shall mean the 12-month period established by the Chief Financial Officer of the Company.

1.14

“Manager” shall mean the Manager of Allegro MicroSystems LLC who has been authorized by the Board of Directors of Sanken North America, or any successor thereto, to make all decisions pertaining to the design and administration of the Plan.

1.15	“Member” shall mean, except as otherwise provided in Article 2, each Eligible Employee who has executed a Deferral Agreement as described in Section 2.01.

1.16

“Performance Period” shall mean the period during which an Eligible Employee’s or the Company’s performance is measured to determine the amount of Bonus, if any, that will be payable following the close of the Performance Period. The Performance Period for the Allegro MicroSystems, LLC Annual Incentive Plan is one Fiscal Year. The Performance Period for the Allegro MicroSystems, LLC Long-Term Cash Incentive Plan is based on a three Fiscal Year period, with the first eligible Performance Period being the period from April 1, 2013 to March 25, 2016 and subsequent Performance Periods being the subsequent three Fiscal Year periods designated as a performance measurement period under such plan.

1.17	“Plan” shall mean the Executive Deferred Compensation Plan of Allegro MicroSystems, LLC as set forth in this document, as it may be amended from time to time.

1.18	“Plan Year” shall mean the calendar year.

1.19	“Savings Plan” shall mean the Allegro MicroSystems, LLC Employees’ Retirement Savings Plan.

1.20	“Termination of Employment” shall mean a termination of employment, as defined in Section 6.07.

1.21	“Valuation Date” shall mean each business day that stocks are traded on the New York Stock Exchange.

ARTICLE 2. MEMBERSHIP

2.01	In General

(a)

An Eligible Employee who was a Member on August 1, 2009 continued to be a Member on and after August 1, 2009; provided, however, that no portion of his or her Base Salary or Bonus for any period beginning on or after January 1, 2011 was deferred under the Plan unless such Member first filed a Deferral Agreement with the Administrative Committee on or after October 1, 2010.

Effective January 1, 2011, each other Eligible Employee became a Member as of the earliest of (i) January 1, 2011 if such Member first filed a Deferral Agreement with the Administrative Committee on or after October 1, 2010 and before January 1, 2011, (ii) the date on or after January 1, 2011 such Member first filed a Deferral Agreement with the Administrative Committee, or (iii) the first day of the first calendar year during which the amount of Safe Harbor Company Matching Contributions made on behalf of an Eligible Employee under the Savings Plan (as those terms are defined in the Savings Plan) are curtailed due to the limitation on compensation imposed by Code Section 401(a)(17).

Effective January 1, 2013, each other Eligible Employee shall become a Member as of the earlier of clause (ii) or (iii) of the preceding paragraph.

However, an Eligible Employee’s Deferral Agreement shall be effective for purposes of deferring a Base Salary or Bonus only as provided in Article 3.

(b)

A Member’s Deferral Agreement shall be in writing (electronic or otherwise) and be properly completed upon a form approved by the Administrative Committee, which shall be the sole judge of the proper completion thereof. Such Deferral Agreement shall provide for the deferral of Base Salary or Bonus. The Deferral Agreement may include such other provisions as the Administrative Committee deems appropriate. A Deferral Agreement shall not be revoked or modified except as otherwise provided in Article 3.

(c)	The Administrative Committee may require such other information as it deems appropriate as a condition for membership in the Plan.

2.02	Termination of Membership: Re-employment

(a)

Membership shall cease upon a Member’s termination of employment with the Company unless the Member is entitled to benefits under the Plan, in which event his or her membership shall terminate when such benefits are distributed. Membership shall also cease upon a Member’s taking a leave of absence from the Company (other than a leave of absence described in Section 6.07(a)(ii)) unless such leave of absence is approved by the Company; provided, however, that no payments shall be made under the Plan on account of any leave of absence unless such leave of absence constitutes a Termination of Employment.

(b)

If a former Member whose membership in the Plan ceased under Section 2.02(a) is reemployed as an Eligible Employee, the former Member may become a Member again in accordance with the provisions of Section 2.01.

ARTICLE 3. DEFERRAL ACCOUNT

3.01	Deferral Elections

Except as otherwise provided in Section 3.02 and subject to the provisions of Section 3.03, an Eligible Employee may elect to defer:

(a)

A portion of his or her Base Salary otherwise earned and payable during a Plan Year. The election to defer the portion of Base Salary for any Plan Year must be made prior to the last business day of the calendar year preceding the beginning of such Plan Year.

(b)

All or any portion of his or her Bonus earned for services he or she performs in the one-year Performance Period under the Allegro MicroSystems, LLC Annual Incentive Plan. The election to defer all or any portion of Bonus under the Allegro MicroSystems, LLC Annual Incentive Plan must be made on or before the date that is six months before the end of the Performance Period for such plan.

(c)

All or any portion of the Bonus earned for services such Eligible Employee performs in the applicable three-year Performance Period under the Allegro MicroSystems, LLC Long-Term Cash Incentive Plan. The election to defer all or any portion of Bonus under the Allegro MicroSystems, LLC Long-Term Cash Incentive Plan must be made during the annual salary enrollment window that falls within first year of the Performance Period for such plan.

3.02	Special Rules for Initial Deferral Elections

Subject to the provisions of Section 3.03, if an employee becomes an Eligible Employee after the beginning of any Plan Year or Performance Period, he or she may elect to defer Base Salary and/or Bonus by filing a Deferral Agreement with the Administrative Committee as follows:

(a)

With respect to Base Salary or Bonus(es) payable under the Allegro MicroSystems, LLC Annual Incentive Plan, the Deferral Agreement(s) must be filed within 30 days following the date he or she becomes an Eligible Employee.

(b)

With respect to Bonus payable under the Allegro MicroSystems, LLC Long-Term Cash Incentive Plan, the Deferral Agreement must be filed within 30 days following the date he or she becomes an Eligible Employee, provided such date is within the first one-year period of the three-year Performance Period.

Any deferral of Base Salary for a Plan Year under this Section 3.02 shall apply only to Base Salary to be paid for services performed in such Plan Year after such election is effective.

Any deferral of a Bonus for a Performance Period under this Section 3.02 shall apply only for the “remaining portion” of the Bonus to be paid for services performed in such Performance Period after the election is effective and for the Bonus paid for services in any Performance Period beginning after such election is effective for which the deferral election deadline under Section 3.01 has passed. The “remaining portion” of the Bonus shall be determined by multiplying the Bonus for that Performance Period by a fraction, the numerator of which is the number of days remaining in the Performance Period after the election becomes effective and the denominator is the total number of days in such Performance Period.

3.03	Procedures and Restrictions

(a)	An Eligible Employee may defer:

(i)	up to 90% of his or her Base Salary for the Plan Year to which the election applies; and/or

(ii)	up to 100% of any Bonus for the Performance Period to which the election applies.

Notwithstanding the foregoing, if there will not be sufficient Base Salary or Bonus remaining to deduct mandated tax withholdings and/or implement other deferral or deduction elections in effect for the Eligible Employee, the deferral election(s) under this subparagraph shall be reduced to the extent necessary to satisfy required withholdings or other elections in effect. Any deferral elections under this paragraph may be made either in 1% increments or in dollar amounts. In its sole discretion, the Administrative Committee may establish such other maximum or minimum limits on the amount of Base Salary or Bonus an Eligible Employee may defer as it deems appropriate. Eligible Employees shall be given written notice of any such limits at least ten business days prior to the date they take effect.

(b)

An Eligible Employee’s election to defer Base Salary for any Plan Year or Bonus for any Performance Period shall be effective on the last day the deferral of such Base Salary or Bonus may be elected under Section 3.01 or 3.02, as the case may be. An Eligible Employee may revoke or change his or her election to defer Base Salary or Bonus at any time prior to the date the election becomes effective.

Prior to January 1, 2013, deferral elections remained in effect until revoked or changed by an Eligible Employee. Effective for Plan Years and Performance Periods beginning on and after January 1, 2013, deferral elections shall expire as of the last day of the Plan Year or Performance Period to which they apply. Accordingly, an Eligible Employee must make a separate election for each Plan Year and Performance Period prior to the deadline prescribed by Section 3.01 or 3.02, as applicable.

In the event more than one deferral election is made with respect to the same Base Salary or Bonus deferred for a given Plan Year or Performance Period, the deferral election made closest in time to the last day the deferral of such Base Salary or Bonus may be elected under Section 3.01 or 3.02, as the case may be, shall control.

(c)

If a Member ceases to be an Eligible Employee but continues to be employed by the Company, he or she shall continue to be a Member and his or her Deferral Agreement(s) currently in effect shall be treated as follows:

(i)	A Deferral Agreement for Base Salary for services performed in the Plan Year shall remain in force for the remainder of such Plan Year.

(ii)	A Deferral Agreement for Bonus for services performed in a Performance Period in which the Member ceases to be an Eligible Employee shall remain in force for the remainder of such Performance Period.

The Member shall not be eligible to defer any portion of his or her Base Salary paid for services performed in a subsequent Plan Year or Bonus for services performed in a subsequent Performance Period, until such time as he or she shall once again become an Eligible Employee and files a new Deferral Agreement with the Administrative Committee in accordance with the provisions of Section 3.01 or 3.02, as applicable, and this Section 3.03.

(d)

Notwithstanding anything in the Plan to the contrary, if an Eligible Employee receives a withdrawal of any pre-tax contributions on account of hardship from any plan maintained by the Company or an Affiliated Company and that meets the requirements of Code Section 401(k) (or any successor thereto) and is precluded from making contributions to such 401(k) plan for at least six months after receipt of the hardship withdrawal (the “six-month Savings Plan suspension period”), the following provisions shall apply:

(i)

An election to defer Base Salary under his or her Deferral Agreement shall be cancelled during any six-month Savings Plan suspension period and no amount shall be deferred under this Plan under the Eligible Employee’s Deferral Agreement with respect to any Base Salary that is paid during a six-month Savings Plan suspension period. Any Base Salary payment that would have been deferred pursuant to a Deferral Agreement but for the application of this Section 3.03(d) shall be paid to the Eligible Employee as if he or she had not entered into the Deferral Agreement. An Eligible Employee whose Base Salary deferral election under his or her Deferral Agreement is cancelled in accordance with the provisions of this Section 3.03(d)(i) may elect to defer Base Salary for any Plan Year commencing after he or she is again permitted to contribute to such 401(k) plan by filing a new Deferral Agreement in accordance with the provisions of Section 3.01 or 3.02, as applicable, and this Section 3.03.

(ii)

An election to defer Bonus under his or her Deferral Agreement shall be cancelled during any six-month Savings Plan suspension period and no amount shall be deferred under this Plan under the Eligible Employee’s Deferral Agreement with respect to any Bonus that that is paid during a six-month Savings Plan suspension period. Any Bonus payment that would have been deferred pursuant to a Deferral Agreement but for the application of this Section 3.03(d)(ii) shall be paid to the Eligible Employee as if he or she had not entered into the Deferral Agreement. An Eligible Employee whose Bonus deferral election under his or her Deferral Agreement is cancelled in accordance with the provisions of this Section 3.03(d)(ii) may elect to defer Bonus for any Performance Period commencing after he or she is again permitted to contribute to such 40l (k) plan by filing a new Deferral Agreement in accordance with the provisions of Section 3.01 or 3.02, as applicable, and this Section 3.03.

3.04	Crediting to Account

The amount of Base Salary or Bonus which an Eligible Employee has elected to defer shall be credited to his or her Deferral Account no later than the first business day of the first calendar month following the date the Base Salary or Bonus would have been paid to the Eligible Employee in the absence of a Deferral Agreement with respect to such amount.

3.05	Vesting

A Member shall at all times be 100% vested in his or her Deferral Account.

ARTICLE 4. COMPANY ACCOUNT

4.01	Amount of Company Contribution

The Company intends to make Company 401(k) Restoration Matching Contributions to the Plan each year for each Member up to 5% of his or her annual eligible compensation. The amount of such contribution shall be the difference between

(a)	the Member’s “Safe Harbor Company Matching Contribution” under the Savings Plan; and

(b)

the matching contribution calculated as provided under the Savings Plan but based on the Member’s Compensation (as defined in the Savings Plan) except without regard to the annual compensation limit under Code Section 401(a)(17) ($265,000 in 2015 and 2016) and including any deferrals made to this Plan.

The amount of such Company 40l (k) Restoration Matching Contribution may be as much as 5% of the Member’s compensation (as determined under subsection (b) above) and shall be contributed to this Plan and credited to the Member’s Company Account pursuant to Section 4.02.

The rules described above are illustrated in the following example, which is based on total eligible compensation of $300,000, a $10,000 deferral into the Plan and an $18,000 elective deferral to the Savings Plan (the IRS limit for 2015 and 2016). In the example below, the Plan’s Company 401(k) Restoration Matching Contribution provides an additional $1,750 that could not be made to the Savings Plan because of IRS compensation limits.

401(k) Matching Contributions
Eligible Compensation	$290,000
Compensation Considered for Match	$265,000	[1]
Match @ 5% of $265,000	$13,250
Company Contribution to 401(k) Plan	$13,250
Total Company Retirement Contribution (401(k) only)	$13,250

Restoration Matching Contributions
Eligible Compensation + DCP Deferrals	$300,000
Compensation Considered for Match	$300,000
Match @ 5% of $300,000	$15,000
Company Contribution to this Plan	$1,750
Total Company Retirement Contribution (40l(k) and Restoration Match)	$15,000

4.02	Crediting to Account

The Company contributions determined pursuant to Section 4.01 on behalf of a Member shall be credited to such Member’s Company Account as soon as administratively practicable following the close of each calendar year.

[1]	The IRS limit for 2015 and 2016.

4.03	Vesting

A Member shall at all times be 100% vested in his or her Company Account.

4.04	Election of Time and Form of Payment

A Member shall elect the time and form of payment applicable to Company contributions made on his or her behalf under Section 4.01 by making such election in a manner as determined by the Administrative Committee. Any such election must be made prior to the last business day of the calendar year preceding the beginning of the Plan Year in which Company contributions under Section 4.01 are made to the Plan. Different elections may be made for contributions to a Member’s Company Account and Deferral Account.

ARTICLE 5. MAINTENANCE OF ACCOUNTS

5.01	Adjustment of Account

(a)

As of each Valuation Date, each Deferral Account (and any sub-account thereof) and each Company Account shall be credited or debited with the amount of earnings or losses with which such Accounts would have been credited or debited, assuming they had been invested in one or more investment funds, or earned the rate of return of one or more indices of investment performance, designated by the Administrative Committee and elected by the Member pursuant to Section 5.02 for purposes of measuring the investment performance of his or her Accounts.

(b)

The Administrative Committee shall designate at least one investment fund or index of investment performance and may designate other investment funds or investment indices to be used to measure the investment performance of a Member’s Accounts. The designation of any such investment funds or indices shall not require the Company to invest or earmark their general assets in any specific manner. The Administrative Committee may change the designation of investment funds or indices from time to time, in its sole discretion, and any such change shall not be deemed to be an amendment affecting Member’s rights under Section 7.02.

5.02	Investment Performance Elections

In the event the Administrative Committee designates more than one investment fund or index of investment performance under Section 5.01, each Member shall file an investment election with the Administrative Committee with respect to the investment of his or her Accounts within such time period and on such form as the Administrative Committee may prescribe. The election shall designate the investment fund or funds or index or indices of investment performance which shall be used to measure the investment performance of the Member’s Accounts. The election shall be in increments of 1% or such other increments as the Administrative Committee shall from time to time provide. In the event a Member does not file an investment election with the Administrative Committee within the time period prescribed, such Member’s Deferral Account and/or Company Account shall be invested in the appropriate target date fund offered under the Plan based on the Member’s age and expected retirement date.

5.03	Changing Investment Elections

(a)

A Member may change his or her election of the investment fund or funds or index or indices of investment performance used to measure the investment performance of his or her future amounts credited to his or her Deferral Account and Company Account on a daily basis in accordance with procedures prescribed by the Administrative Committee.

(b)

A Member may change his or her election of the investment fund or funds or index or indices of investment performance used to measure the future investment performance of his or her existing Deferral Account and Company Account on a daily basis in accordance with procedures prescribed by the Administrative Committee.

5.04	Individual Accounts

The Administrative Committee shall maintain, or cause to be maintained, records showing the balances of each Member’s Deferral Account (and any sub-account thereof) and Company Account. At least once a year, each Member shall be furnished with a statement setting forth the value of his or her Deferral Account and Company Account.

5.05	Valuation of Accounts

(a)

The Administrative Committee shall value or cause to be valued each Member’s accounts on each Valuation Date and there shall be allocated to the accounts of each Member the appropriate amount determined in accordance with Section 5.01.

(b)

Whenever an event requires a determination of the value of a Member’s Deferral Account (or any sub-account thereof) or his or her Company Account, the value shall be computed as of the Valuation Date coincident with, or immediately following, the date of the event.

(c)

If a Member’s Deferral Account or Company Account (or any sub-accounts thereof) are paid in installments pursuant to Section 6.01(b)(iii), such Member’s Deferral Account (or any sub-account thereof) shall continue to be credited with earnings or losses as described in Section 5.01 during the installment payment period

ARTICLE 6. PAYMENT OF BENEFITS

6.01	Time and Form of Payment

(a)	Effective beginning for Plan Year 2017 deferral elections, a Member shall elect to have payment of his or her Deferral Account and Company Account (and any sub-accounts thereof) made either:

(i)	In a lump sum payable as of the Member’s Termination of Employment or the first, second or third anniversary of the Member’s Termination of Employment, as elected by the Member; or

(ii)

In up to ten annual installments commencing upon the Member’s Termination of Employment or the first, second or third anniversary of the Member’s Termination of Employment, as elected by the Member. The amount of each installment shall equal the balance of the Member’s Accounts as of the Valuation Date immediately preceding the payment date divided by the number of remaining installments (including the installment being determined).

(b)

In addition to the election described in Section 6.0l (a) above, a Member may also elect (beginning for Plan Year 2017 deferral elections), that his or her Deferral Account and Company Account (and any sub-accounts thereof) be payable in a lump sum in a month and year elected by the Member at the time of the deferral, which may be prior to such Member’s Termination of Employment, but which may be no earlier than the later of (A) the Plan Year in which such amounts were deferred or (B) the end of the Performance Period to which they apply; provided that, should a Member elect payment under this Section 6.01(b), in the event such Member has a Termination of Employment prior to payment of his or her Accounts, such unpaid portion of his or her Accounts shall be paid pursuant to Section 6.01(a) above or, in the event no election was made under 6.01(a), under Section 6.01(c) below.

(c)

In the event the participant does not elect a time and form of payment and none of the alternative payment provisions described in Sections 6.02 through 6.06 otherwise apply, distribution of the Member’s Deferral Account and Company Account (or any subaccounts thereof) shall be paid in a lump sum as soon as administratively feasible, but no later than 90 days following a Member’s Termination of Employment.

All payment elections made under this Section 6.01 must be made in a manner determined by the Administrative Committee and within the time frames specified in Section 3.01 (for contributions to a Member’s Deferral Account) and 4.04 (for contributions to a Member’s Company Account). Deferral elections shall expire as of the last day of the Plan Year or Performance Period to which they apply. Accordingly, an Eligible Employee must make a separate election for each Plan Year and/or Performance Period, as applicable.

Payment elections not made in compliance with Sections 3.01 or 4.04, as applicable, will be paid in the time and form specified in Section 6.01 (c).

6.02	Subsequent Deferral of Payment Date

A Member may elect to have payment of his or her Accounts made or commenced no earlier than the fifth anniversary of the benefit commencement date otherwise determined in accordance with Section 6.01 above. However, any election under this Section 6.02 shall be subject to the following:

(a)	Any such election shall must be made at least 12 months prior to the Member’s Termination of Employment with the Company and all Affiliated Companies; and

(b)	Any such election shall not become effective until at least 12 months after the date on which the election is made.

Once an election under this Section 6.02 becomes effective, it shall be irrevocable and the Member may not make a subsequent election under this Section 6.02.

6.03	Death Benefits

If a Member dies before payment of his or her Deferral Account and Company Account commences or before the entire balance of his or her Deferral Account is paid, an amount equal to the unpaid portion of his or her Deferral Account and of his or her Company Account shall be paid in a single cash lump sum to such Member’s Beneficiary as soon as administratively feasible but no later than 90 days following the Member’s date of death.

6.04	Payments to Specified Employees

(a)

Notwithstanding any other provision of this Article 6 to the contrary, if the stock of the Company or any Affiliated Company is publicly traded on an established securities market or otherwise and a Member who is a “specified employee” terminates his or her employment with the Company thereafter for reasons other than death, any payments due during the first six months following the specified employee’s Termination of Employment shall be withheld by the Plan until the earlier of:

(i)	the first day of the seventh month following the specified employee’s Termination of Employment with the Company; or

(ii)	his death.

At that time, the withheld amounts shall be paid to the specified employee or, in the event of his or her death, to his or her Beneficiary. The withheld amounts shall be credited with investment gains or losses or with interest during the period they are withheld.

(b)	For purposes of this Section 6.04, a “specified employee” shall mean a Member who terminates employment with the Company and who:

(i)

met the requirements of Code Section 416 (i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5), at any time during the 12-month period ending on the identification date; and

(ii)	terminated his or her employment with the Company at any time during the 12-month period beginning on the April 1st next following the identification date.

For purposes of this Section 6.04, the definition of compensation under Treasury Regulation §1.415(c)-2(a) shall be used when determining whether a Member meets the requirements of clause (i) above, applied without use of any safe harbor provided in Treasury Regulation §1.415(c)-2(d), any of the special timing rules provided in Treasury Regulation §1.415(c)-2(e) or any of the special rules in Treasury Regulation §1.415(c)-2(g) and the identification date shall be the December 31st immediately preceding the date the Participant terminates employment with the Company. A Member who meets the requirements of clauses (i) and (ii) of this Section 6.04 shall be a specified employee regardless of whether the Member meets the requirements of clause (i) on the date he or she terminates his or her employment with the Company.

6.05	Unforeseeable Emergency

(a)

While employed by the Company, a Member may, in the event of an unforeseeable emergency, request a withdrawal from his or her Deferral Account. The request shall be made in a time and manner determined by the Administrative Committee, shall not be for a greater amount than the lesser of:

(i)	the amount required to meet the unforeseeable emergency, including amounts necessary to pay any federal, state or local income taxes; or

(ii)	the amount of his or her Deferral Account,

and shall be subject to approval by the Administrative Committee.

(b)	For purposes of this Section 6.05, an unforeseeable emergency shall include a severe financial hardship to the Member resulting from:

(i)	sudden and unexpected illness of the Member, his or her spouse or his or her dependents (as defined in Code Section 152 without regard to Code Sections l52 (b)(l), (b)(2) and (d)(l)(B));

(ii)	loss of the Member’s property due to a casualty,

(iii)

other similar extraordinary circumstances arising as a result of events beyond the control of the Member approved by the Administrative Committee if such circumstances would result in a present or impending critical financial need which the Member is unable to satisfy with funds reasonably available from other sources.

(c)

Except as otherwise provided in Section 6.01(b)(ii) or this Section 6.05, a Member may not receive any portion of his or her Deferral Account or Company Account prior to the Member’s Termination of Employment.

6.06	Payment on Change in Control

(a)

Notwithstanding the foregoing provisions of this Article 6, upon the occurrence of a “change in control” (as defined in paragraph (b) below) a Member shall automatically become 100% vested in his or her Company Account and shall automatically receive the balance in his or her Deferral Account and in his or her Company Account in a single lump sum cash payment. Such lump sum payment shall be made within 90 days after the change in control. If the Member dies after such change in control, but before receiving the payment, payment shall be made to his or her Beneficiary.

(b)	For purposes of this Section 6.06, a change in control shall mean

(i)	a change in the ownership of Allegro MicroSystems, LLC as defined in Treasury Reg. 1.409A-3(i)(5)(v);

(ii)	a change in the effective control of Allegro MicroSystems, LLC as defined in Treasury Reg. 1.409A-3(i)(5)(vi); or

(iii)	a change in the ownership of a substantial portion of the assets of Allegro MicroSystems, LLC as defined in Treasury Reg. l.409A-3(i)(5)(vii).

6.07	Termination of Employment

(a)

A Member shall have a termination of employment if the Member dies, retires or otherwise ceases to be an employee of the Company. However, a Member will not be treated as retiring or terminating his or her employment with the Company for purposes of this Article 6 if:

(i)	the Member is employed by an Affiliated Company;

(ii)

the Member is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Member retains a right to reemployment with the Company or an Affiliated Company under an applicable statute or contract. If a Member’s leave exceeds six months and he or she does not retain a right to reemployment under an applicable statute or contract, the Member is deemed to have terminated his or her employment with the Company on the first day following the end of the six-month period; or

(iii)

the Member continues to provide service to the Company in a capacity other than as an employee if the Member is providing service at a level that is at least 50% of the average level of services performed by the Member during the immediately preceding 36-month period.

(b)

A Member who continues to provide services to the Company shall nevertheless be treated as having terminated his or her employment with the Company if the Member continues to provide service to the Company at a level that is 20% or less than the average level of services performed by the Member during the immediately preceding 36-month period.

(c)	The provisions of this Section 6.07 shall be interpreted in a manner which complies with the requirements of Code Section 409A.

6.08	Designation of Beneficiary

A Member may, in a time and manner determined by the Administrative Committee, designate a beneficiary and one or more contingent beneficiaries (which may include the Member’s estate) as his or her Beneficiary under this Plan to receive any benefits which may be payable under this Plan upon his or her death. If the Member fails to designate a Beneficiary or contingent Beneficiary, or if the Beneficiary and the contingent Beneficiaries fail to survive the Member, such benefits shall be paid to the Member’s estate. A Member may revoke or change any designation made under this Section 6.08 in a time and manner determined by the Administrative Committee.

6.09	Receipt and Release

Any final payment or distribution to a Member or his or her Beneficiary or his or her legal representative shall be in full satisfaction of all claims against the Plan, the Administrative Committee and the Company. The Administrative Committee may, in its sole discretion, require the Member or his or her Beneficiary or his or her legal representative to execute a receipt and release, in such form as the Administrative Committee may determine, upon final payment of all claims under the Plan or distribution, or a receipt to the extent of any partial payment or distribution, as a condition of receiving such payment or distribution. However, nothing in this Section 6.09 shall cause any required payment or distribution under the Plan to be made later than the last day permitted under Section 6.11.

6.10	Delays in Payment

Notwithstanding anything in this Article 6 to the contrary, payment of a Member’s benefit under the Plan may be delayed beyond the date it would otherwise have been made under the terms of this Article 6 if the Company reasonably anticipates that making the payment will violate Federal securities laws or other applicable laws. In such an event, payment shall be delayed until the earliest date the Company reasonably anticipates the payment will not cause such a violation. The inclusion of any amounts in gross income or the application of any penalty or other provision of the Code shall not be a violation for purposes of this Section.

6.11	Administrative Delay

Payment of a Member’s benefit under the Plan shall be deemed to have commenced on a specified date if the payment commences as soon as administratively practicable following such date, but no later than the later of:

(i)	the last day of the Plan Year in which the specified date occurs; or

(ii)	the 15th day of the third calendar month following the month the specified date occurs.

ARTICLE 7. AMENDMENT OR TERMINATION

7.01	Right to Terminate

(a)

Allegro MicroSystems, LLC may, by action of the Manager, in his or her sole discretion, terminate this Plan and the related Deferral Agreements at any time. In the event the Plan and related Deferral Agreements are terminated, the amounts in the Member’s Deferral Account and Company Account shall be paid to the Member in accordance with the provisions of Article 6. Any action to terminate the Plan by the Manager shall be taken in such manner as may be permitted under the by-laws of the Company.

(a)

If the Plan is terminated within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of bankruptcy court pursuant to 11 U.S.C. 503(b)(l)(A), the Member’s Deferral Account and the vested portion of his or her Company Account will be paid in a lump sum on the first day of the first calendar month following such termination.

7.02	Right to Amend

(a)

Allegro MicroSystems, LLC may, by action of the Manager, in his or her sole discretion, amend this Plan and the related Deferral Agreements in any way on 30 days prior notice to the Members. If any amendment to this Plan or to the Deferral Agreements shall adversely affect the rights of a Member, such individual must consent in writing to such amendment prior to its effective date. If such individual does not consent to the amendment, the Plan and related Deferral Agreements shall be deemed to be terminated with respect to such individual. Notwithstanding the foregoing, the Administrative Committee’s change in any investment funds or investment index under Section 5.01, or the restriction of future Bonuses (and the opportunity to defer Bonuses) shall not be deemed to adversely affect any Member’s rights. Any action to amend the Plan by the Manager shall be taken in such manner as may be permitted under the by-laws of the Company.

(b)

Notwithstanding anything in Section 7.02(a) to the contrary, the Administrative Committee may amend the Plan at any time and from time to time, as it deems necessary, in order to comply with the provisions of Code Section 409A or any other applicable statute.

7.03	Uniform Action

Notwithstanding anything in the Plan to the contrary, any action to amend or terminate the Plan or the Deferral Agreements must be taken in a uniform and nondiscriminatory manner.

ARTICLE 8. GENERAL PROVISIONS

8.01	Funding

(a)

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, to the extent not paid by a grantor trust established pursuant to paragraph (b) below.

(b)

The Company may, for administrative reasons, establish a grantor trust for the benefit of Members participating in the Plan. The assets of said trust will be held separate and apart from other Company funds, and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i)	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974;

(ii)	the Company shall be treated as “grantor” of said trust for purposes of Code Section 677; and

(iii)

said trust agreement shall provide that its assets may be used to satisfy claims of the Company’s general creditors, and the rights of such general creditors are enforceable by them under federal and state law.

8.02	No Contract of Employment

The existence of this Plan or of a Deferral Agreement does not constitute a contract for continued employment between an Eligible Employee or a Member and the Company. Except as otherwise limited by the terms of any valid employment contract or agreement entered into between the Company and an Eligible Employee or Member, the Company reserve the right to modify an Eligible Employee’s or Member’s remuneration and to terminate an Eligible Employee or a Member for any reason and at any time, notwithstanding the existence of this Plan or of a Deferral Agreement.

8.03	Withholding Taxes

All payments under this Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax requirements.

8.04	Nonalienation

Subject to applicable law, the right to receive any benefit under this Plan may not be transferred, assigned, pledged or encumbered by a Member, Beneficiary or contingent Beneficiary in any manner and any attempt to do so shall be void. No such benefit shall be subject to garnishment, attachment or other legal or equitable process without the prior written consent of the Company.

8.05	Administration

(a)

This Plan shall be administered by the Administrative Committee. The Administrative Committee shall establish rules for the administration of the Plan shall have discretionary authority to interpret and construe the Plan and shall take any other action necessary to the proper operation of the Plan. The members of the Administrative Committee may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan as they, in their sole discretion, shall determine.

(b)

Prior to paying any benefit under this Plan, the Administrative Committee may require the Member, Beneficiary or contingent Beneficiary to provide such information or material as the Administrative Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under this Plan. The Administrative Committee may withhold payment of any benefit under this Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness, provided, however, that payment shall not be withheld beyond the date specified under Section 6.11.

(c)	All acts and decisions of the Administrative Committee shall be final and binding upon all Members, former Members, Beneficiaries, contingent Beneficiaries and employees of the Company.

8.06	Claims Procedure

The Administrative Committee shall provide adequate notice in writing to any Member, former Member, Beneficiary or contingent Beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Member, former Member, Beneficiary or contingent Beneficiary for a full and fair review by the Administrative Committee of its decision denying the claim. The Administrative Committee’s decision on any such review shall be final and binding on the Member, former Member, Beneficiary or contingent Beneficiary and all other interested persons.

8.07	Facility of Payment

In the event the Administrative Committee shall find that a Member or his or her Beneficiary is unable to care for his or her affairs because of illness or accident, the Administrative Committee may direct that any benefit payment due, unless claim shall have been made therefore by a duly appointed legal representative, be paid to such Member’s spouse, child, parent or other blood relative, or to a person with whom the Member resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefore.

8.08	Limitation of Liability

The Company, the members of the Administrative Committee, and any officer, employee or agent of the Company shall not incur any liability individually or on behalf of any other individuals or on behalf of the Company for any act or failure to act, made in good faith in relation to the Plan.

8.09	Indemnification

The Company, the members of the Administrative Committee and the officers, employees and agents of the Company shall, unless prohibited by any applicable law, be indemnified against any and all liabilities arising by reason of any act, or failure to act, in relation to the Plan including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan, amounts paid in any compromise or settlement relating to the Plan and any civil penalty or excise tax imposed by any applicable statute, if:

(a)	the act or failure to act shall have occurred:

(i)	in the course of the person’s service as an officer of the Company or member of the Administrative Committee, or

(ii)	in connection with a service provided without compensation to the Plan or to the Members or Beneficiaries of the Plan, if such service was requested by the Administrative Committee, and

(b)	the act or failure to act is in good faith and in, or not opposed to, the best interests of the Company

This determination shall be made by the Company and, if such determination is made in good faith and not arbitrarily or capriciously, shall be conclusive.

The foregoing indemnification shall be from the assets of the Company. However, the Company’s obligation hereunder shall be offset to the extent of any otherwise applicable insurance coverage under a policy maintained by the Company or any other person, or other source of indemnification.

8.10	Payment of Expenses

All administrative expenses of the Plan and all benefits under the Plan shall be paid from the general assets of the Company.

8.11	Construction

(a)

The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel. All rights hereunder shall be governed by and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and laws of the commonwealth of Massachusetts.

(b)	The Plan is intended to comply with the provisions of Code Section 409A and the regulations thereunder and shall be construed and interpreted accordingly.

(c)	The masculine pronoun shall mean the feminine wherever appropriate.

(d)	The captions inserted in the Plan are inserted as a matter of convenience and shall not affect the construction of the Plan.

ARTICLE 9. SIGNATURE AND VERIFICATION

IN WITNESS WHEREOF, Allegro MicroSystems, LLC has caused this Plan to be executed this 7 day of April, 2016.

/s/ Dennis H. Fitzgerald
Dennis H. Fitzgerald
President & CEO and Manager of Allegro
MicroSystem, LLC